Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Announces Manufacturing Agreement with Partner, POSCO Energy

•	$26 million license payment for manufacturing rights

•	POSCO Energy to pay royalties for each fuel cell power plant sold over the next 15 years

Danbury, CT – November 5, 2012 – – FuelCell Energy, Inc. (NASDAQ: FCEL) a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced the execution of a series of strategic initiatives with its South Korean partner, POSCO Energy, to expand the market for stationary fuel cell power plants in Asia, including a license agreement for POSCO Energy to manufacture Direct FuelCell® (DFC®) power plants in South Korea and sell throughout Asia. POSCO Energy is Korea’s largest independent power producer and is a subsidiary of POSCO, a leading global steel producer.

“With growing demand in South Korea and strong interest in Asian markets for ultra-clean distributed power generation, manufacturing in South Korea is necessary to meet customer expectations of lead times and costs,” said Jung-Gon Kim, Senior Vice President, POSCO Energy. “Local manufacturing is a cornerstone of our growth plans in South Korea and we will continue to work closely with FuelCell Energy to develop other Asian markets.”
The Cell Technology Transfer and License Agreement provides POSCO Energy the rights to manufacture carbonate fuel cell components in South Korea based on DFC technology and grants commercial rights to Asian markets. The agreement harmonizes two prior license agreements so that POSCO Energy has rights to manufacture the entire carbonate DFC power plant.
“This license agreement enables our partnership to expand global market growth while leveraging our respective capital and local production capacity,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “POSCO Energy will manufacture in South Korea for the South Korean market and export markets in Asia.”

A production facility will be built at the POSCO Energy campus in Pohang, South Korea to produce up to 140 megawatts of fuel cell components annually, with equipment initially procured for an expected annual production volume of 70 megawatts. Construction will begin in early 2013 and fuel cell component production is expected to start in late 2014 or early 2015. FuelCell Energy will collaborate with POSCO Energy under the license agreement to provide design and procurement assistance for the facility. POSCO Energy has already invested in fuel cell module assembly capabilities and balance of plant manufacturing at its Pohang campus.

“A second source of global supply and production capacity for our DFC fuel cell modules is important to project investors and customers,” commented Michael Bishop, Chief Financial Officer, FuelCell Energy, Inc. “This licensing agreement is a key development milestone for accelerating global expansion of highly efficient and environmentally friendly fuel cell power plants.”

The License Agreement payments total $18 million and the amendment to prior agreements totals $8 million. The initial payment of $10 million was received on November 1, 2012. POSCO Energy will also pay a 3.0 percent royalty to FuelCell Energy for each power plant built and sold by POSCO Energy during the next 15 years. This royalty is expected to develop into a consistent and growing revenue stream as the Asian fuel cell market expands. The license agreement may be extended for two additional terms of five years each by mutual agreement.

DFC power plants excel at solving energy, environmental and business problems by providing ultra clean, efficient and reliable distributed power generation solutions. Direct FuelCells combine a fuel such as natural gas or renewable biogas with oxygen from the ambient air to efficiently produce ultra-clean electricity and usable high quality heat through an electrochemical process. DFC power plants emit virtually no pollutants due to the absence of combustion. Avoiding the emission of nitrogen oxide (NOx), sulfur dioxide (SOx) and particulate matter supports clean air regulations and benefits public health. The high efficiency of the fuel cell power generation process reduces fuel costs and carbon emissions, and producing both electricity and heat from the same unit of fuel further supports favorable economics while also promoting sustainability.

POSCO Energy is a wholly owned subsidiary of POSCO, a leading global steel producer headquartered in Pohang, South Korea. With annual revenues of approximately $1.8 billion in 2011, POSCO Energy is the largest independent power producer in South Korea with power generation assets that provide power to POSCO and to the electric grid. POSCO Energy also develops and sells new and renewable power generation facilities and owns power generation assets in Southeast Asian countries including Indonesia and Vietnam as well as a solar park in Nevada, USA. The parent, POSCO, is publicly held, trading on the Korean Stock Exchange under the symbol 005490 and on the New York Stock Exchange under symbol PKX.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With approximately 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.For more information please visit our website at www.fuelcellenergy.com. See us on YouTube at www.youtube.com/user/FuelCellEnergyInc?feature=watch.
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, whether the Company is able to reach definitive agreements on the terms contemplated in the memorandums of agreement with POSCO Energy, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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